Exhibit 3.3

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:58 AM 01/08/2010
FILED 11:56 AM 01/08/2010
SRV 100021473 - 4206881 FILE

STATE OF DELAWARE
CERTIFICATE FOR RENEWAL AND REVIVAL OF CHARTER

The corporation organized under the laws of Delaware, the charter of which was forfeited for failure to obtain a registered agent, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

1. The name of this corporation is TIA IV, INC.
2. Its registered office in the State of Delaware is located at 3500 S. DuPont Hwy. Street, City of Dover Zip Code 19901 County of Kent the name of its registered agent is Incorporating Services, Ltd.
3. The date the Certificate of Incorporation was filed in Delaware was 08-17-2006.
4. The date when restoration, renewal, and revival of the charter of this company is to commence is the 28th day of October, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.
5. This corporation was duly organized and carried on the business authorized by its charter until the 29th day of October A.D. 2009, at which time its charter became inoperative and forfeited for failure to obtain a registered agent and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters the last and acting authorized officer hereunto set his/her hand to this certificate this 8th day of January A.D. 2010.

By: [signature]
Authorized Officer

Name: Jim McAlinden
Print or Type

Title: President